UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2004

Analex Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-5404	71-0869563
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5904 Richmond Highway, Suite 300, Alexandria,	VA 22309
(Address of principal executive offices)	(Zip Code)

(703) 329-9400

(Registrant's telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events and Required FD Disclosure

Analex Corporation (“Analex”) issued a press release on May 7, 2004 announcing that it has entered into an agreement to acquire Beta Analytics, Incorporated (“BAI”), a security and intelligence support services firm primarily providing services to federal government agencies and organizations. Consideration for the transaction consists of approximately $26 million in cash and approximately 1.8 million shares of Analex’s unregistered common stock. The agreement contains customary closing conditions, including regulatory approval.

In the same press release, Analex also announced that it has entered into a binding commitment letter with Pequot under which Pequot will provide Analex $6.5 million of investment capital in the form of convertible debt. The convertible debt will be converted into preferred stock upon stockholders approval, which is expected to occur at the Company’s annual meeting. Houlihan Lokey Howard & Zukin was retained by Analex on behalf of a special committee of its Board of Directors, created to review the Pequot financing to provide advice to the Special Committee. A significant portion of the proceeds of the financing will be used to pay the cash portion of the consideration for the acquisition of BAI.

In April 2004, the Board decided to divest its Advanced Biosystems, Inc. subsidiary (“ABS”) no later than December 31, 2004. ABS will therefore be treated as discontinued operations for accounting purposes beginning the fiscal quarter ended June 30, 2004.

Item 7. Financial Statements and Exhibits

Attached as Exhibit 99.1 is the press release issued by Analex on May 7, 2004 announcing the acquisition of BAI. Attached as Exhibit 99.2 is the press release issued by Analex on May 7, 2004 announcing its financial results for the fiscal quarter ended March 31, 2004 and acquisition of BAI.

Item 12. Results of Operations and Financial Condition

The press release on Exhibit 99.2 discloses certain financial measures, specifically earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA) that are considered non-GAAP financial measures under applicable SEC rules. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. The non-GAAP financial measures included in the press release have been reconciled to the most directly comparable GAAP measure as is now required under new SEC rules regarding the use of non-GAAP financial measures.

EBIT and EBITDA are widely used measures of operating performance. They are presented as supplemental information that management of Analex believes is useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income taxes, depreciation and amortization to net income. EBIT and EBITDA should not be considered as substitutes either for net income, as indicators of Analex’s operating performance, or for cash flow, as measures of Analex’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the Company’s presentation of EBITDA may not be comparable to other similarly titled measures of other companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANALEX CORPORATION

Date: May 10, 2004	By:	/s/ Ronald B. Alexander
Ronald B. Alexander
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Exhibit

99.1	Press Release dated May 7, 2004 regarding the acquisition of Beta Analytics, Incorporated.

99.2	Press Release dated May 7, 2004 announcing financial results for fiscal quarter ended March 31, 2004, and acquisition of BAI.